Exhibit T3A.6

Delaware    PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “YPG SYSTEMS, LLC”, CHANGING ITS NAME FROM “YPG SYSTEMS, LLC” TO “YELLOW PAGES GROUP, LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF SEPTEMBER, A.D. 2008, AT 1:37 O’CLOCK P.M.

4577778 8100 080933321 You may verify this certificate online at corp.delaware.gov/authver.shtml	Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6835813 DATE: 09-08-08

State of Delaware
Secretary of State
Division of-Corporations
Delivered 01:44 PM 09/08/2008
FILED 01:37 PM 09/08/2008
SRV 080933321 - 4577778 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

YPG SYSTEMS, LLC

This Certificate of Amendment of Certificate of Formation of YPG Systems, LLC (the “LLC”) is being duly executed and filed by François D. Ramsay, as an authorized person of the LLC, to amend the Certificate of Formation under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST:                      The name of the LLC is “YPG Systems, LLC”.

SECOND:                      The LLC was formed upon the filing of its Certificate of Formation with the Delaware Secretary of State on July 21, 2008.

THIRD:                      The name of the LLC is hereby changed to “Yellow Pages Group, LLC”.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Formation has been duly executed this 8th day of September, 2008.

/s/ François D. Ramsay François D. Ramsay Authorized Person

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